Exhibit 99.5

On April 4, 2017, CIT Group Inc. (“CIT”) completed the sale of its commercial aircraft leasing business (“CIT Commercial Air”) to Avolon Holdings Limited (“Avolon”), the international aircraft leasing company and a wholly-owned subsidiary of Bohai Capital Holding Co. Ltd. (the “CIT Commercial Air Transaction”) in exchange for $10.4 billion in cash.

The following unaudited pro forma condensed consolidated balance sheet is presented to illustrate the estimated effects of the CIT Commercial Air Transaction on the consolidated results of CIT. The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 is based upon, derived from, and should be read in conjunction with the historical audited financial statements of CIT (which are available in CIT’s Form 10-K for the year ended December 31, 2016). The unaudited pro forma condensed consolidated balance sheet set forth below gives effect to the consummation of the CIT Commercial Air Transaction on December 31, 2016. However, it does not give any effect to the utilization of the cash consideration received by CIT. CIT announced on April 4, 2017 its intention to redeem on May 4, 2017 all of its outstanding:

•	$1.7 billion principal amount 4.250% Senior Unsecured Notes due August 2017;
•	$1.5 billion principal amount 5.250% Senior Unsecured Notes due March 2018;
•	$0.7 billion principal amount 6.625% Series C Unsecured Notes due April 2018; and
•	$1.0 billion principal amount 5.000% Senior Unsecured Notes due May 2018.

CIT also announced on April 4, 2017 that it commenced an offer to purchase for cash, subject to certain terms and conditions, up to a total of $950 million aggregate principal amount of its outstanding (i) 5.500% Series C Unsecured Notes due 2019, (ii) 5.375% Senior Unsecured Notes due 2020, and (iii) 5.000% Senior Unsecured Notes due 2022.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 assumes the CIT Commercial Air Transaction occurred on December 31, 2016. The unaudited pro forma condensed consolidated balance sheet has been prepared by management in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and is not necessarily indicative of the financial position that would have been realized had the CIT Commercial Air Transaction occurred on December 31, 2016, nor is it meant to be indicative of any anticipated financial position that CIT will experience after the CIT Commercial Air Transaction. An unaudited pro forma condensed consolidated statement of income is not presented as the CIT Commercial Air Transaction does not have an impact on income from continuing operations as the CIT Commercial Air business met the definition of a Discontinued Operation and was presented as such in CIT’s December 31, 2016 Form 10-K.

The Historical column in the unaudited pro forma condensed consolidated balance sheet reflects CIT’s historical balance sheet at December 31, 2016 and does not reflect any adjustments related to the CIT Commercial Air Transaction. The Sale of CIT Commercial Air column in the unaudited pro forma condensed consolidated balance sheet presents the divesture of CIT Commercial Air with the derecognition of the Assets of discontinued operations, Liabilities of discontinued operations and Accumulated other comprehensive loss as of December 31, 2016. The Sale of CIT Commercial Air column also reflects the net cash proceeds, the utilization of certain US federal and state deferred tax assets (presented in Other assets), and the estimated after tax net gain on sale in Retained earnings. The net cash proceeds adjustment of $9.5 billion in the unaudited pro forma condensed consolidated balance sheet represents the $9.7 billion cash proceeds that would have been received from Avolon had the transaction been completed on December 31, 2016, based on the net asset value of CIT Commercial Air as of December 31, 2016, less estimated transaction costs of $36.8 million, contingent employee compensation of $34.1 million, and the settlement of current cash tax liabilities totaling $99.5 million.

The pro forma adjustments, which are directly attributable to the transaction and factually supportable, are preliminary and are based upon available information and certain assumptions that management believes are reasonable under the circumstances and that are described in the accompanying notes to the unaudited pro forma condensed consolidated balance sheet. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed consolidated balance sheet.

This unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of CIT’s December 31, 2016 Form 10-K.

CIT Group

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2016

(in millions)

		Sale of CIT Commercial Air

	Historical		Notes	CIT Pro Forma
Assets
Cash and interest bearing deposits	$ 6,430.6	$ 9,532.9	(b)	$ 15,963.5
Investment securities	4,491.1			4,491.1
Assets held for sale	636.0			636.0
Loans	29,535.9			29,535.9
Allowance for loan losses	(432.6)			(432.6)
Total loans, net of allowance for loan losses	29,103.3	-		29,103.3
Operating lease equipment, net	7,486.1			7,486.1
Indemnification assets	341.4			341.4
Unsecured counterparty receivable	394.5			394.5
Goodwill	685.4			685.4
Intangible assets	140.7			140.7
Other assets	1,240.4	(20.9)	(c)	1,219.5
Assets of discontinued operations	13,220.7	(12,153.5)	(a)	1,067.2
Total Assets	$ 64,170.2	$ (2,641.5)		$ 61,528.7

Liabilities
Deposits	$ 32,304.3			$ 32,304.3
Credit balances of factoring clients	1,292.0			1,292.0
Other liabilities	1,897.6	5.7	(a) (d)	1,903.3
Borrowings	14,935.5			14,935.5
Liabilities of discontinued operations	3,737.7	(2,791.5)	(a)	946.2
Total Liabilities	54,167.1	(2,785.8)		51,381.3

Stockholders' Equity
Common stock: $0.01 par value, 600,000,000 authorized	2.1			2.1
Paid-in capital	8,765.8			8,765.8
Retained earnings	1,553.0	128.1	(e)	1,681.1
Accumulated other comprehensive loss	(140.1)	16.2	(a)	(123.9)
Treasury stock at cost	(178.1)			(178.1)
Total Common Stockholders' Equity	10,002.7	144.3		10,147.0
Noncontrolling minority interests	0.4			0.4
Total Equity	10,003.1	144.3		10,147.4
Total Liabilities and Equity	$ 64,170.2	$ (2,641.5)		$ 61,528.7

Note 1. Description of Sale

On April 4, 2017, CIT Group Inc. ("CIT") completed the sale of its commercial aircraft leasing business ("CIT Commercial Air") to Avolon Holdings Limited ("Avolon"), the international aircraft leasing company and a wholly-owned subsidiary of Bohai Capital Holding Co. Ltd. (the "CIT Commercial Air Transaction") in exchange for $10.4 billion in cash.

Note 2. Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2016 gives effect to the CIT Commercial Air Transaction as if the CIT Commercial Air Transaction was completed on December 31, 2016. Per the definitive agreement, cash proceeds from Avolon are calculated as the sum of the net asset value of CIT Commercial Air plus a premium. Any change in the net asset value of CIT Commercial Air results in an adjustment to the amount of cash proceeds to be received from Avolon. The cash to be received of $9.7 billion was calculated based on the net asset value of CIT Commercial Air as of December 31, 2016 and is materially different from the $10.4 billion received on April 4, 2017 primarily due to a $515.9 million increase in the net asset value of CIT Commercial Air as a result of CIT's repayment of CIT Commercial Air secured debt in the first quarter of 2017.

The unaudited pro forma condensed consolidated balance sheet does not give effect to the potential impact of current financial conditions, regulatory matters, or use of proceeds that may be associated with the CIT Commercial Air Transaction. The unaudited pro forma condensed consolidated balance sheet has been prepared for illustrative purposes only and is not necessarily indicative of the financial position in future periods.

Note 3. Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a) Represents the derecognition of CIT Commercial Air balances.

(b) Represents estimated cash proceeds, payments, and settlements as if the CIT Commercial Air Transaction was completed on December 31, 2016. This amount does not reflect final net cash proceeds to be realized upon completion of the CIT Commercial Air Transaction primarily as a result of the actual closing date being April 4, 2017 as opposed to December 31, 2016 as reflected herein.

Pro forma adjustments to Cash and interest bearing deposits (in millions):

Cash to be received	$9,703.3
Payment of transaction costs	(36.8)
Payment of contingent employee compensation	(34.1)
Payment of current cash tax liabilities	(99.5)
Net Cash Proceeds	$9,532.9

(c) Represents the utilization of US federal and state deferred tax assets at December 31, 2016, in connection with the sale of CIT Commercial Air.

(d) Represents an increase in Other liabilities as a result of the transaction. Such increase is the net of (i) the recognition of a $4.7 million pension liability recorded in relation to executive pension curtailment and special termination benefits, (ii) the recognition of a $3.8 million indemnification liability assumed by CIT relating to selected tax positions and litigation reserves in foreign jurisdictions, and (iii) $2.8 million of CIT Commercial Air balances discussed in (a) above.

(e) Represents the estimated after tax net gain on the sale of CIT Commercial Air. This amount does not reflect the final amount to be realized upon completion of the CIT Commercial Air Transaction primarily as a result of the actual closing date being April 4, 2017 as opposed to December 31, 2016 as reflected herein. The actual gain or loss as of the closing date of April 4, 2017 will incorporate the net assets of CIT Commercial Air as of April 4, 2017 and income from discontinued operations will not include depreciation expense on operating lease equipment for the period through closing of approximately $100 million. The benefit of this suspended depreciation due to CIT’s classification of the assets as held-for-sale will have a corresponding reduction to the estimated gain as presented as of December 31, 2016. The final after tax net gain or loss will be reflected in the historical income statement to be included in CIT's Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

Pro forma adjustments to Retained earnings (in millions):

Cash proceeds less net assets of CIT Commercial Air	$319.4
Transaction costs	(36.8)
Contingent employee compensation	(34.1)
Pre-tax gain on sale	248.5
Income tax expense	(120.4)
After Tax Net Gain on Sale	$128.1